Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 4, 2012 - Gap Inc. (NYSE: GPS) today reported that September 2012 net sales increased 8 percent compared with last year.

Net sales for the five-week period ended September 29, 2012 were $1.45 billion compared with net sales of $1.35 billion for the five-week period ended October 1, 2011. The company's comparable sales for September 2012 were up 6 percent compared with a 4 percent decrease for September 2011.

"In September, strong customer response to trend-right product across all brands helped us deliver continued positive performance in North America," said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Comparable sales for September 2012 were as follows:

  Gap North America: positive 5 percent versus negative 4 percent last year
  Banana Republic North America: positive 4 percent versus negative 1 percent last year
  Old Navy North America: positive 10 percent versus negative 1 percent last year
  International: negative 3 percent versus negative 13 percent last year

Year-to-date net sales were $9.71 billion for the 35 weeks ended September 29, 2012, an increase of 6 percent compared with net sales of $9.12 billion for the 35 weeks ended October 1, 2011. The company's year-to-date comparable sales increased 5 percent compared with a 3 percent decrease last year.

October Sales

The company will report October sales on November 1, 2012.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, about 250 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 427-2384

press@gap.com